                                                                    EXHIBIT 10.1

                                 PROMISSORY NOTE

$400,000                                                  Minneapolis, Minnesota
                                                                   July 26, 2002


FOR VALUE RECEIVED, Richard L. Marcantonio ("MAKER"), promises to pay to G&K Services, Inc., a Minnesota corporation (the "COMPANY" or "HOLDER") at its office at 5995 Opus Parkway, Suite 500, Minnetonka, Minnesota 55343, or at such other place as the holder hereof may from time to time designate in writing, in lawful money of the United States of America, the principal sum equal to Four Hundred Thousand Dollars ($400,000) (the "PRINCIPAL SUM"), upon the terms and subject to the conditions set forth herein.

No interest shall accrue on the unpaid Principal Sum during the term of this Note.

      Subject to the forgiveness of certain amounts of the Principal Sum, as provided below, the Principal Sum shall be payable in five (5) annual installments, each in the amount set forth under the caption "Amount Payable" in the table below, commencing on the one-year anniversary of the date hereof and continuing on each of the next four (4) successive anniversaries thereof (each a "PAYMENT DATE"). For so long as Maker continues to be employed by Holder, the amount of the Principal Sum set forth under the caption "Amount Subject To Forgiveness" in the table below shall be forgiven by Holder on the applicable anniversary of the date hereof.

                                                                Amount Subject
           Anniversary          Amount Payable ($)            to Forgiveness ($)
           -----------          ------------------            ------------------
            1st Year                  80,000                        40,000
            2nd Year                  80,000                        40,000
            3rd Year                  80,000                        40,000
            4th Year                  80,000                        40,000
            5th Year                  80,000                        40,000

      In addition to any amounts forgiven pursuant to the terms hereof, the amount payable by Maker to Holder on each Payment Date shall be further reduced by an amount (the "GROSS-UP AMOUNT") equal to any federal, state and local income imposed on Maker as a result of the forgiveness of portions of the Principal Sum hereunder or the interest-free nature of this Note. For purposes of determining the Gross-Up Amount, Maker shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year of the applicable Payment Date and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Maker's residence in the calendar year of the applicable Payment Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.


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
      This Note may be prepaid in whole or in part at any time without payment of any prepayment penalty or fee. Any prepayment shall not accelerate forgiveness of the Amounts Subject to Forgiveness as detailed above.

      The Maker shall remain liable for the payment of this Note, and any other charges payable hereunder, notwithstanding any extension or extensions of time for payment or any indulgence of any kind that Holder may grant to Maker.

      The occurrence of either of the following events shall constitute an event of default under this Note (each such event is hereinafter referred to as an "EVENT OF DEFAULT"):

      (a) Voluntary termination not for "Good Reason" (as defined in Maker's employment agreement with Holder) by Maker of his employment with Holder at any time prior to the five-year anniversary of the commencement of Maker's employment with Holder; or

      (b) Termination for "Cause" (as defined in Maker's employment agreement with Holder) by Holder of Maker's employment with Holder at any time prior to the five-year anniversary of the commencement of Maker's employment with Holder.

      Upon the occurrence of an Event of Default, Holder may, at its sole and absolute discretion declare the outstanding amount of the Principal Sum to be immediately due and payable in full without demand. Upon the occurrence of an Event of Default hereunder Holder may, at its sole and absolute discretion, deduct any amounts then due hereunder from any money due or to become to Maker from Holder.

      The Maker agrees to pay on demand the costs of collection, including, without limitation, reasonable attorneys' fees incurred by Holder in collecting or attempting to collect any amount under this Note that is not paid when due or to enforce its rights under this Note. All such costs of collection shall bear interest, payable on demand, from the date of payment thereof by Holder until paid in full by Maker at the lesser of (i) the highest rate permitted by law or
(ii) eight (8%) percent.

      Holder shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by an authorized officer of Holder and then only to the extent specifically set forth therein. A waiver on one occasion shall not be construed to be a continuing waiver of such right or remedy on any other occasion.

      Every person who is at any time liable for the payment of the debt evidenced by this Note hereby waives presentment for payment, demand, notice of nonpayment of this Note, protest and notice of protest, and the right to trial by jury in any litigation arising out of, relating to, or connected with this Note or with any instrument given as security herefor, and hereby agrees that Holder may extend, without affecting their liability hereon, the time for payment of any part of or the whole of the debt evidenced by this Note, at any time, at the request of any other person or entity liable for said debt.



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      This Note is given and accepted as evidence of indebtedness only and not in payment of or in satisfaction of any indebtedness or obligation.

      The form and essential validity of this Note shall be governed by the laws of the State of Minnesota applicable to contracts made and to be performed wholly within Minnesota, without giving effect to conflicts of laws principles. All lawsuits and judicial proceedings regarding the interpretation of this Note, any dispute arising hereunder or the collection of any amount due under this Note shall be brought and heard in the District Court, State of Minnesota, Fourth Judicial District, and Maker hereby consents to such jurisdiction. If any portion of this Note is unenforceable, the remainder of this Note shall continue in full force and effect.

      Time is of the essence with respect to all of Maker's obligations and agreements under this Note.

      This Note and all the provisions, conditions, promises and covenants hereof shall inure to the benefit of Holder, its successors and assigns, and shall be binding upon the Maker, his personal representatives, heirs, successors and assigns.

      This Note is not an employment contract for a definite term. This Note is not intended to modify the at-will employment relationship between Maker and Holder.

      IN WITNESS WHEREOF, the Maker has caused this Note to be signed on his behalf on the day and year first above written.

                                                 /s/ Richard L. Marcantonio
                                                 -------------------------------
                                                 Richard L. Marcantonio

Subscribed and sworn to
before me this 26 day
of July, 2002.

/s/ Karla M. Gessell
-------------------------
Notary Public

                                            G&K SERVICES, INC.




                                            By:  /s/ Sally J. Bredehoft
                                            ------------------------------------
                                            Its  Vice President, Human Resources




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